EXHIBIT 10.1

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is made as of October 13, 2021, by and between ARE-SD REGION NO. 61, LLC, a Delaware limited liability company (“Landlord”), and HERON THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are now parties to that certain Lease dated as of October 18, 2016, as amended by that certain First Amendment to Lease dated as of March 15, 2017, and as further amended by that certain Second Amendment to Lease dated as of May 8, 2018, as further amended by that certain Third Amendment to Lease dated as of December 19, 2019 (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain premises (collectively, the “Current Premises”) consisting of approximately 73,328 rentable square feet, consisting of (i) approximately 28,275 rentable square feet on the second floor (the “Original Premises”), and (ii) approximately 23,873 rentable square feet on the fourth floor (the “Expansion Space”), and (iii) approximately 21,180 rentable square feet on the fifth floor of the Building (the “Second Expansion Space”) all in that certain building located at 4242 Campus Point Drive, San Diego, California 92121 (the “Building”).  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, reduce the size of the Premises by terminating the Lease as to  the Second Expansion Space.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Termination Date.  Landlord and Tenant agree, subject to Tenant’s satisfaction or Landlord’s waiver of all of the terms and conditions set forth herein, to accelerate the expiration of the Lease Term as to the Second Expansion Space from December 31, 2025 to November 1, 2021 (the “Second Expansion Space Termination Date”).

Nothing in this Fourth Amendment shall reduce or otherwise affect the Lease Term as to the Original Premises and the Expansion Space (collectively, the “Remaining Premises”), or Tenant’s obligations with respect to the Remaining Premises set forth in the Lease, except as expressly set forth in Section 11 hereof as to the Expansion Space.

2.Termination.  Notwithstanding anything to the contrary contained in this Fourth Amendment, if Tenant does not surrender the Second Expansion Space on or before the Second Expansion Space Termination Date in strict accordance with the terms of this Fourth Amendment, the Lease Term as to the Second Expansion Space shall nonetheless terminate on the Second Expansion Space Termination Date and the holdover provisions of the Lease shall apply with respect thereto.

3.  Termination and Surrender.  Tenant shall voluntarily surrender the Second Expansion Space (and completed any process for surrender under and in accordance with the Lease) on or prior to the Second Expansion Space Termination Date.  Tenant agrees to cooperate reasonably with Landlord in all matters, as applicable, relating to surrendering the Second Expansion Space in accordance with the surrender requirements set forth in the Lease and in the condition required pursuant to the Lease, as modified by this Fourth Amendment.  After the Second Expansion Space Termination Date, Tenant shall have no further rights of any kind with respect to the Second Expansion Space.  Notwithstanding the foregoing, as provided in Section 4 hereof, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Second Expansion Space and termination of the Lease with respect thereto.

4.No Further Obligations.  Landlord and Tenant each agree that the other is excused, released, and discharged as of the Second Expansion Space Termination Date from any further obligations under the Lease with respect to the Second Expansion Space, excepting only such obligations under the Lease which are, by their terms, intended to survive termination of the Lease and except as provided for in this Fourth Amendment.  In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights either party hereto may have with respect to the other party hereto, including in connection with any hazardous materials or for violations of any governmental requirements or requirements of applicable law.  Nothing herein shall excuse Tenant or Landlord from its obligations under the Lease, as modified by this Fourth Amendment, prior to the Second Expansion Space Termination Date.

5.Condition of Second Expansion Space and Removal of Personal Property.  Notwithstanding anything herein or in the Lease to the contrary, as of the Second Expansion Space Termination Date: (i) the last paragraph of Section 2(b) of the Third Amendment is hereby deleted, and Tenant shall not be required to remove the Tenant Improvements (as defined in the Third Amendment) from the Second Expansion Space, (ii) Tenant shall not be responsible for paying any costs or expenses incurred by Landlord in connection with Landlord’s removal and disposal of such Tenant Improvements, nor shall the Security Deposit be subject to reduction on account thereof, and (iii) at no cost to Landlord, Tenant shall return to Landlord certain laboratory benches and other items identified in Exhibit 1 to this Fourth Amendment which were removed from the Second Expansion Space in preparation for Tenant’s occupancy.  Any personal property of Tenant remaining in the Second Expansion Space after the Second Expansion Space Termination Date is hereby agreed to be abandoned by Tenant and may be disposed of by Landlord, in Landlord’s sole discretion.

6.Definition of Premises.  Commencing on the Second Expansion Space Termination Date, the defined term “Premises” in Section 2.2 of the Summary of Basic Lease Information is deleted in its entirety and replaced with the following:

“Premises:  That portion of the Project containing approximately 52,148 rentable square feet, consisting of (i) approximately 28,275 rentable square feet on the second floor of the Building (the “Original Premises”), (ii) approximately 23,873 rentable square feet on the fourth floor of the Building (the “Expansion Space”), all as shown on Exhibit A.”

Exhibit A attached to the Lease is amended as of the Second Expansion Space Termination Date to delete the Second Expansion Space.

7.Base Rent and Tenant’s Share.

7.1Remaining Premises.  Tenant shall continue to pay Base Rent for the Remaining Premises through the Expansion Expiration Date (i.e., December 31, 2025) in accordance with the Lease.  For the avoidance of doubt, Tenant shall also continue to pay any Additional Monthly Base Rent payable under the Lease through the Lease Expiration Date (i.e. April 15, 2024) in accordance with the Lease.

7.2Second Expansion Space.  Tenant shall pay Base Rent for the Second Expansion Space in accordance with the Lease through the Second Expansion Space Termination Date. Tenant shall not be required to pay Base Rent allocated to the Second Expansion Space for any period following the Second Expansion Space Termination Date so long as Tenant surrenders the Second Expansion Space in strict compliance with this Fourth Amendment and the Lease, and Tenant is not in breach hereof or under the Lease.

7.3Tenant’s Share. Tenant shall be responsible for the payment of all Tenant’s Share of Operating Expenses, Tax Expenses, and Utilities Costs, and any other obligations of Tenant due under the Lease with respect to the Current Premises through the Second Expansion Space Termination Date.  Tenant shall not be required to pay Tenant’s Share of Operating Expenses, Tax Expenses, or Utilities Costs, or any other costs or obligations of Tenant due under the Lease (excepting only such obligations under the Lease or this Fourth Amendment which are, by their terms, intended to survive termination of the Lease) allocated to the Second Expansion Space for any period following the Second Expansion Space Termination Date so long as Tenant surrenders the Second Expansion Space in strict compliance with this Fourth Amendment and the Lease, and Tenant is not in breach hereof or under the Lease. As of the Second Expansion Space Termination Date, Section 6 of the Summary of Basic Lease Information is deleted and replaced with the following:

“6. Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs (Section 4.2.6):	39.25% with respect to the Building, subject to allocation (with respect to the Project) as set forth in Section 4.3 below.”

8.Lease Term.  Notwithstanding anything to the contrary contained in the Lease, the Lease Term shall end: (i) with respect to the Second Expansion Space on the Second Expansion Space Termination Date, and (ii) with respect to the Remaining Premises on the Expansion Termination Date (i.e., December 31, 2025).

9.Parking.  Commencing on the Second Expansion Space Termination Date, Section 9 of the Terms of Lease is hereby deleted and replaced with the following:

“9. Parking Pass Ratio (Article 28):	A total of one hundred fifty five (155) unreserved parking passes, all as more particularly described in Article 28 of this Lease.”

10.Security Deposit. Tenant has delivered to Landlord a letter of credit in the amount of $92,133, representing the portion of the Security Deposit allocated to the Second Expansion Space (the “Second Expansion Security Deposit”).  Landlord shall hold, draw, apply and/or return, as applicable the Second Expansion Security Deposit in accordance with the Lease as if the Premises were the Second Expansion Space and the expiration or earlier termination of the Lease occurred on the Second Expansion Space Termination Date.

11.Option to Extend Applicable Only to Original Premises. Notwithstanding anything to the contrary set forth in the Lease, Section 2.3 of the Lease shall no longer apply to the Expansion Space or the Second Expansion Space.  Tenant’s option to extend the Lease Term shall be limited to the Original Premises.

12.OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Lease Term remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

13.Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person other than CBRE (collectively, “Broker”) in connection with the transaction reflected in this Fourth Amendment and that no broker other than Broker brought about this transaction.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Fourth Amendment.  For the avoidance of doubt, Tenant has agreed to compensate Ted Jacobs of CBRE.

14.Miscellaneous.

14.1The Lease, as amended hereby, is the entire agreement between the parties with respect to the subject matter specifically addressed in the Lease and supersedes all prior and contemporaneous oral and written agreements and discussions.  The Lease may be amended only by an agreement in writing, signed by the parties hereto.

14.2This Fourth Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

14.3This Fourth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Fourth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

14.4Except as amended and/or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment.  In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment shall prevail.  Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth Amendment as of the day and year first above written.

TENANT:

HERON THERAPEUTICS, INC.,

a Delaware corporation

By:  /s/ David Szekeres

Its:  Executive Vice President, Chief Operating Officer

© I hereby certify that the signature, name, and title above are my signature, name and title.

LANDLORD:

ARE-SD REGION NO. 61, LLC,
a Delaware limited liability company

By:	ARE-SD Region No. 58, LLC, a Delaware limited liability company, managing member
By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

By:ARE-QRS CORP.,
a Maryland corporation,

general partner

By:  /s/ Gary Dean

Its: EVP, Real Estate Legal Affairs